Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 17, 2021 relating to the balance sheet of Wireless Electrical Grid LAN, WiGL Inc., as of December 31, 2020, the related statements of operations, stockholders’ equity/(deficit), and cash flows for the period from February 26, 2020 (inception) to December 31, 2020, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

November 23, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com